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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Ventures-National, Inc.
(dba Titan General Holdings, Inc.)

We consent to the use of our Independent Auditors' Report dated October 25, 2002 covering the financial statements of Titan EMS, Inc. as of August 31, 2002 and for the year then ended and the period from July 1, 2001 to August 31, 2001, and the financial statements of SVPC Circuit Systems, Inc. for the period from September 1, 2000 to February 28, 2001 and the period from March 1, 2001 to
June 30, 2001, in the Form 8-K/A to be filed with the Commission on or about December 17, 2002.



/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS


Irvine, California
December 17, 2002